Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-132152 and 333-132800 on Form S-8 of our report dated March 30, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the merger of Mariner Energy, Inc.’s parent company on March 2, 2004), relating to the financial statements of Mariner Energy, Inc. appearing in this Annual Report on Form 10-K of Mariner Energy, Inc. for the year ended December 31, 2006.
Deloitte & Touche LLP
Houston, Texas
March 30, 2007